SUB-ITEM 77H:  Changes in control
of registrant




Federated Core Trust
(Registrant)




As of August 31, 2012, State Street
Corp./Total Return Bond Fund,
Quincy, MA, has ceased to be a
controlling person of the Registrant
by owning less than 25% of the
voting securities of the Registrant.